Exhibit 99.1

RLI declares regular & SPECIAL dividendS

PEORIA, ILLINOIS, November 10, 2022 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a special cash dividend of $7.00 per share of common stock, which is expected to total approximately $320 million, and a regular quarterly cash dividend of $0.26 per share. Both dividends are payable on December 20, 2022, to shareholders of record as of November 30, 2022.

“At the end of September, we completed the sale of RLI’s minority ownership interest in Maui Jim,” said RLI Corp. President & CEO Craig W. Kliethermes. “We have enjoyed a successful 26-year partnership with the company and are excited to share some of the excess capital generated from this transaction with shareholders through a $7.00 per share special dividend. The return of $320 million to shareholders through this special dividend reflects our financial strength and a consistent approach on capital management.”

ABOUT RLI
RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 47 consecutive years and delivered underwriting profits for 26 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Vice President, Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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